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                                                                    EXHIBIT 5.1

                                   [LETTERHEAD]




                                 December 6, 1996



Engineering Animation, Inc.
2321 North Loop Drive
Ames, IA  50010

     Re:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have acted as counsel to Engineering Animation, Inc., a Delaware corporation (the "Corporation"), in connection with the filing of a Registration Statement on Form S-8 by the Corporation under the Securities Act of 1933, as amended (the "Registration Statement"), which Registration Statement registers: (i) 426,300 shares of Common Stock of the Corporation, par value $.01 per share ("Common Stock"), reserved for issuance upon the exercise of options issuable to eligible employees of the Corporation pursuant to the Corporation's Amended and Restated 1994 Stock Option Plan (the "1994 Plan"); (ii) 573,000 shares of Common Stock reserved for issuance upon the exercise of currently outstanding options granted to employees of the Corporation pursuant to the 1994 Plan; (iii) 147,500 shares of Common Stock reserved for issuance upon the exercise of currently outstanding options granted to employees of the Corporation pursuant to the Corporation's 1995 Executive Bonus and Stock Option Plan; (iv) 250,000 shares of Common Stock reserved for issuance to non-employee directors of the Corporation pursuant to the Corporation's Non-Employee Directors Option Plan; and (v) 11,808 shares of Common Stock reserved for issuance upon the exercise of currently outstanding options granted to a former director of the Corporation pursuant to the Corporation's Original Directors Option Plan. (The 1994 Plan, the 1995 Executive Bonus and Stock Option Plan, the Non-Employee Directors Option Plan and the Original Directors Option Plan are referred to collectively as the "Plans".) In that capacity, we have reviewed the Certificate of Incorporation and Bylaws of the Corporation, both as amended to date, the Registration Statement, the Plans, the originals or copies of corporate records reflecting the corporate action taken by the Corporation in connection with the approval of the Plans and the issuance of the Common Stock under the Plans and such other instruments as we have deemed necessary for the issuance of this opinion.

     Based upon the foregoing, we are of the opinion that the Common Stock to be offered under the Plans has been duly authorized by all requisite action on the part of the Corporation and, when issued in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and non-assessable.
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Engineering Animation, Inc.
December 6, 1996
Page 2


     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,



                                       GARDNER, CARTON & DOUGLAS